UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2017

ASSEMBLY BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35005	20-8729264
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11711 N. Meridian St., Suite 310 Carmel, Indiana 46032
(Address of principal executive offices, including zip code)

(317) 210-9311

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Compensatory Arrangements of Certain Officers.

On December 8, 2017, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Assembly Biosciences, Inc. (the “Company”) approved a new cash bonus plan, the 2018 Discretionary Bonus Plan (the “Plan”). The Plan will become effective January 1, 2018 and is designed to motivate, retain and reward employees through December 31, 2018 (the “Performance Period”).

Under the Plan, cash bonuses will be paid to Company employees designated for participation by the Chief Executive Officer (“Participants”), including the named executive officers, based on achievement of (1) certain Company-wide objectives (“Corporate Objectives”) and (2) certain individual performance objectives, which may include certain department, group and/or team objectives applicable to the Participants (“Individual Objectives”). The Committee will administer the Plan.

Bonuses targets for Vice President level employees and above, which includes all of the Company’s executive officers, including its named executive officers, will range from 25% to 50% of a Participant’s base salary. Bonus targets for other Participants will range up to 25%.

The Board will approve the Corporate Objectives and assign each a weighting that reflects its relative importance to the Company’s achievement of its goals. The Corporate Objectives and their relative weight may be adjusted at any time during the Performance Period in the Board’s sole discretion. The Committee will determine, considering analysis and recommendations from management, the degree to which the Corporate Objectives have been met, which will be expressed as a percentage of Corporate Objectives achieved. This percentage will be used (1) to serve as the basis for the Committee’s determination of the aggregate size of the bonus pool and (2) to adjust each Participant’s bonus target level up or down, as applicable.

The Committee will exercise its discretion in determining the amount of the cash bonus actually earned for the Chief Executive Officer and the Company’s other executive officers, including the other named executive officers. In determining the cash bonus for the Chief Executive Officer, the Committee will consider its own evaluation of his achievements. In determining the cash bonuses for the other executive officers, including the other named executive officers, the Committee will consider the recommendations made by the Chief Executive Officer. In determining the cash bonus for non-executive Participants, the Committee will consider the recommendations made by members of the Executive Committee with input from team leaders, group and department heads and supervisors, as appropriate.

Cash bonuses are expected to be paid in the first quarter following the completion of the Performance Period, but no later than March 15. Participants must remain employed by the Company through the payment date to earn any cash bonus. If the Committee determines, after receiving and considering analysis and recommendations from management, that one or more Corporate Objectives have been met by June 30 of the Performance Period, the Committee, in its sole discretion, may authorize the advance payment of a portion of the cash bonus attributable to such Corporate Objective, to be distributed among all Participants substantially consistent with the process provided above. Final payout of cash bonuses will take into account any such advance bonus payments, unless the Board revises the Corporate Objectives to add new Corporate Objectives to replace previously achieved Corporate Objectives, for which advance bonus payments have been made.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
10.1	Assembly Biosciences, Inc. 2018 Discretionary Bonus Plan.

EXHIBIT INDEX

Exhibit No.	Description
10.1	Assembly Biosciences, Inc. 2018 Discretionary Bonus Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 12, 2017	Assembly Biosciences, Inc.

	By:	/s/ Derek A. Small
Derek A. Small
President and Chief Executive Officer